Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6000 Fax 626.817.8838

NEWS RELEASE

FOR FURTHER INFORMATION AT THE COMPANY:
Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR FIRST QUARTER 2014 OF $76.7 MILLION, UP 6% FROM PRIOR YEAR AND EARNINGS PER SHARE OF $0.54, UP 8% FROM PRIOR YEAR

Pasadena, CA – April 16, 2014 – East West Bancorp, Inc. (“East West”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the first quarter of 2014. For the first quarter of 2014, net income was $76.7 million or $0.54 per diluted share. First quarter earnings included integration and merger expenses of $10.6 million pretax, or $0.04 per diluted share associated with the acquisition of MetroCorp Bancshares, Inc. (“MetroCorp”) which was completed on January 17, 2014. 1

“East West has started off 2014 with healthy growth and solid profitability. For the first quarter, East West recorded earnings of $76.7 million or $0.54 per share, a $0.04 or 8% increase in earnings per share from the prior year period,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “This growth in profitability and earnings per share has been achieved while we also generated strong return on asset and return on equity ratios. For the first quarter 2014, East West achieved a return on average assets of 1.18%, and a return on average equity of 12.05%, both higher than many peers in the banking industry.”

Ng continued, “Quarter to date, total loans increased by 10% or $1.8 billion to a record $19.9 billion and total deposits increased 12% or $2.4 billion to a record $22.8 billion. This balance sheet increase during the first quarter of 2014 was largely driven by our acquisition of MetroCorp, which expands East West’s presence in the Houston and Dallas markets and strengthens our footprint in California. With the acquisition of MetroCorp, we have opportunities to grow in attractive markets and to provide our new customers with our full bridge banking capabilities between the U.S. and China. The integration process is progressing smoothly and the full conversion of all MetroCorp systems is scheduled for completion later this year in June.”

“The strong financial performance for the first quarter was driven by solid loan growth, a 13% increase in the adjusted net interest income from the prior year period, and an increase in the adjusted net interest margin from the prior quarter to 3.45%. This revenue growth was achieved while also maintaining strong credit quality and expense control, with an efficiency ratio of 43.36% for the first quarter,” continued Ng.

“As the financial bridge between the East and the West, we see increasing business opportunities both in the U.S. and in Greater China. We are building lines of business, making investments in people and infrastructure and strengthening our balance sheet so that we are well positioned to capitalize on these growth opportunities to increase shareholder return for 2014 and for many years to come,” concluded Ng.

Quarterly Results Summary

(Dollars in millions, except per share)	Quarter Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net income	$76.74	$75.78	$72.09
Net income available to common shareholders	$76.74	$75.78	$70.38
Earnings per share (diluted)	$0.54	$0.55	$0.50
Tangible book value per common share	$14.72	$14.37	$13.66

Return on average assets	1.18%	1.21%	1.30%
Return on average common equity	12.05%	12.65%	12.45%

Net interest income, adjusted (1)	$208.97	$198.24	$184.62
Net interest margin, adjusted (1)	3.45%	3.41%	3.62%
Cost of deposits	0.30%	0.31%	0.37%
Efficiency ratio (1)	43.36%	47.69%	43.28%

First Quarter 2014 Highlights

●
Strong First Quarter Earnings – For the first quarter of 2014, net income was $76.7 million or $0.54 per diluted share. Net income increased 1% or $959 thousand from the fourth quarter of 2013 and 6% or $4.7 million from the first quarter of 2013. Earnings per diluted share decreased 2% or $0.01 from the fourth quarter of 2013 and increased 8% or $0.04 from the first quarter of 2013. Excluding the impact of MetroCorp related integration and merger expenses in the first quarter 2014, earnings per diluted share was $0.58 or an increase of 5% or $0.03 as compared to fourth quarter 2013. 1

●
Strong Loan Growth – Quarter to date, total loans receivable (including both covered and non-covered loans) increased 10% or $1.8 billion to a record $19.9 billion as of March 31, 2014. Of this increase, $1.1 billion was due to the addition of loans from MetroCorp and $727.7 million stemmed from growth in the East West portfolio, largely driven by growth in commercial and industrial loans.

●
Strong Deposit Growth – Total deposits increased $2.4 billion to a record $22.8 billion as of March 31, 2014.  Of this increase, $1.3 billion was due to the addition of deposits from MetroCorp and $1.1 billion stemmed from organic growth. During the first quarter, core deposits increased by 13% or $1.9 billion to a record $16.4 billion. As of March 31, 2014, noninterest-bearing demand deposits totaled a record $6.6 billion or 29% of total deposits.

●
Strong Capital Levels – Capital levels for East West remain high. As of March 31, 2014, East West’s Tier 1 risk-based capital and total risk-based ratios were 11.2% and 13.0%, respectively, over $550 million greater than the well capitalized requirements of 6% and 10%, respectively.

●
Cost of Deposits Down 1 bp from Q4 2013 and Down 7 bps from Q1 2013 – The cost of deposits was 0.30% for the first quarter of 2014, down one basis point from 0.31% in the fourth quarter of 2013 and down seven basis points from 0.37% in the first quarter of 2013.

●
Nonperforming Assets of 0.59% of Total Assets – Nonperforming assets to total assets ratio remained well below 1%, as of March 31, 2014. Included in nonperforming assets as of March 31, 2014 are $26.5 million of nonperforming assets from MetroCorp.

Management Guidance

The Company is providing guidance for the second quarter and full year of 2014. Management currently estimates that fully diluted earnings per share for the full year of 2014 will range from $2.27 to $2.31, an increase of $0.17 to $0.21 or 8% to 10% from $2.10 for the full year of 2013. This EPS guidance for the remainder of 2014 is based on an adjusted net interest margin ranging from 3.30% to 3.40%1, total loan growth of approximately $400 million per quarter, provision for loan losses of approximately $5.0 million to $7.5 million per quarter, noninterest expense of approximately $110.0 million to $115.0 million per quarter, and an effective tax rate of 32%. Management currently estimates that fully diluted earnings per share for the second quarter of 2014 will range from $0.56 to $0.58, based on the assumptions stated above.

Balance Sheet Summary

At March 31, 2014, total assets increased to $27.4 billion, up 11% or $2.7 billion from $24.7 billion at December 31, 2013, and up 19% or $4.3 billion from $23.1 billion at March 31, 2013. Correspondingly, average earning assets also increased during the first quarter, up 6% or $1.5 billion to $24.5 billion compared to the prior quarter. The increases in both total assets and in average earning assets from December 31, 2013 to March 31, 2014 was attributable to the MetroCorp acquisition and to an overall increase in the non-covered loan portfolio.

Total loans receivable increased 10% or $1.8 billion to $19.9 billion at March 31, 2014, compared to $18.1 billion at December 31, 2013, and $15.4 billion at March 31, 2013. This increase in loans receivable both from the prior quarter and the prior year period was due to the loans acquired from MetroCorp and to new loan originations, which was partially offset by a decrease in the covered loan portfolio. As of the acquisition close on January 17, 2014, total loans obtained from MetroCorp equaled $1.2 billion.

Covered Loans

Covered loans, net of discount, totaled $2.0 billion as of March 31, 2014, a decrease of 7% or $160.3 million from December 31, 2013. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank ("UCB") and Washington First International Bank ("WFIB") which are covered under loss-share agreements with the FDIC. During the first quarter of 2014, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest (loss)/income of ($53.6) million, largely due to the continuing payoffs and the continuing improved credit performance of the UCB portfolio as compared to our original estimate. Under the loss-share agreements with the FDIC, East West Bank is required to pay the FDIC a calculated amount if specific thresholds of losses are not reached. Included in the net decrease in the FDIC indemnification asset and receivable of ($53.6) million for the first quarter of 2014 is an expense of $6.8 million for this liability due to the continuing strong credit performance of the covered portfolios.

Deposits and Other Liabilities

At March 31, 2014, total deposits reached a record $22.8 billion, an increase of $2.4 billion from December 31, 2013. Through the MetroCorp acquisition the Company acquired $803.1 million of core deposits and $519.9 million of time deposits. In the first quarter 2014, we continued to execute our strategy to grow low-cost, commercial deposits. Excluding MetroCorp deposits acquired, core deposits increased 7% or $1.0 billion from December 31, 2013 and increased 21% or $2.7 billion from March 31, 2013, totaling a record $16.4 billion as of March 31, 2014. The growth in core deposits was largely due to a strong increase in noninterest-bearing demand deposits.

At March 31, 2014, long-term debt increased to $240.7 million, up from $226.9 million as of December 31, 2013. The increase in long-term debt during the quarter was largely due to trust preferred junior subordinated debt acquired from MetroCorp, which was retained by the Company as it carries a favorable rate and qualifies as tier II capital.

First Quarter 2014 Operating Results

Net Interest Income

Net interest income, adjusted for the net impact of covered loan activity, totaled $209.0 million for the first quarter of 2014, an increase from both $198.2 million for the fourth quarter of 2013 and $184.6 million for the first quarter of 2013. The core net interest margin, considering the net impact of $49.0 million to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset, totaled 3.45% for the first quarter of 2014. This compares to a core net interest margin of 3.41% and 3.62%, considering the net impact of $66.8 million and $24.7 million to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset, for the fourth quarter of 2013 and first quarter of 2013, respectively.1

The four basis point increase in the core net interest margin and the 5% or $10.7 million increase in adjusted net interest income compared to the fourth quarter of 2013 was largely due to the increase in our loan portfolio balances, increases in yields in earning assets and a small reduction in the cost of funds. Quarter over quarter, the cost of funds decreased two basis points to 0.49% and the cost of deposits decreased one basis point to 0.30% for the first quarter of 2014.

Noninterest (Loss)/Income & Expense

The Company reported total noninterest (loss)/income for the first quarter of 2014 of ($14.9) million, compared to a noninterest loss of ($36.6) million in the fourth quarter of 2013 and noninterest loss of ($2.1) million in the first quarter of 2013. The reduction in the noninterest loss in the current quarter compared to the prior quarter was largely due to a decrease in the net reduction of the FDIC indemnification asset and FDIC receivable.

Branch fees, letter of credit and foreign exchange income, ancillary loan fees and other operating income totaled $28.9 million in the first quarter of 2014, a decrease of 13% or $4.5 million from $33.4 million in the fourth quarter of 2013 and an increase of 20% or $4.9 million from $24.0 million in the first quarter of 2013. In addition, included in noninterest (loss)/income for the first quarter of 2014 were net gains of $6.2 million primarily related to the sale of $132.3 million of government guaranteed student loans and $26.6 million of SBA loans and net gains of $3.4 million primarily related to the sale of $276.5 million in investment securities. A summary of fees and other operating income for the first quarter of 2014, compared to the fourth quarter of 2013 and first quarter of 2013 is detailed below:

	Quarter Ended			% Change
($ in thousands)	March 31, 2014	December 31, 2013	March 31, 2013	(Yr/Yr)

Branch fees	$9,446	$8,140	$7,654	23%
Letters of credit fees and foreign exchange income	6,856	9,746	7,398	-7%
Ancillary loan fees	2,472	2,557	2,052	20%
Other operating income	10,150	12,964	6,901	47%
Total fees & other operating income	$28,924	$33,407	$24,005	20%

Noninterest expense totaled $124.4 million for the first quarter of 2014, an increase of $43 thousand from the fourth quarter of 2013 and an increase of 29% or $28.1 million from the first quarter of 2013.

Noninterest expense, excluding the impact of reimbursable amounts from the FDIC on covered assets, and integration and merger related expenses, totaled $111.8 million for the first quarter of 2014.1 A summary of noninterest expense for the first quarter of 2014, compared to the fourth quarter of 2013 and first quarter of 2013 is detailed below:

($ in thousands)	Quarter Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Total noninterest expense	$124,427	$124,384	$96,355
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)*	2,015	1,331	(61)
Integration and merger related expenses	10,576	—	—
Noninterest expense excluding reimbursable amounts and integration and merger related expenses	$111,836	$123,053	$96,416

*	Pursuant to the shared-loss agreements, the FDIC reimburses the Company 80% of eligible losses with respect to covered assets. The FDIC also shares in 80% of the recoveries or gains with respect to covered assets. During the three months ended March 31, 2013, the Company had a net $61 thousand payable to the FDIC, mainly due to a net gain on sale of OREOs.

Total noninterest expense for the first quarter, excluding the impact of reimbursable amounts from the FDIC on covered assets and integration and merger related expenses, resulting from the MetroCorp acquisition, decreased 9% or $11.2 million from the prior quarter to $111.8 million. Integration and merger related expenses totaling $10.6 million for the first quarter of 2014 were largely comprised of compensation and employee benefits, data processing expenses, and occupancy and equipment expenses.

The decrease in noninterest expense, quarter over quarter, was primarily due to a decrease in legal expense of $9.0 million, and a decrease in the amortization of investments in affordable housing partnerships and other investments of $7.3 million, partially offset by an increase in compensation and employee benefits of $12.6 million. In the fourth quarter of 2013, the Company had a higher level of legal expenses resulting from the resolution of litigation. The decrease in the amortization of investments in affordable housing partnerships and other investments as compared to the fourth quarter of 2013 was primarily due to investments made in the fourth quarter of 2013, where the associated tax credit was largely for the 2013 tax year, and as a result the amortization expense on those investments increased during the fourth quarter of 2013.

Credit Quality

Non-covered Loans

The Company recorded provision for loan losses for non-covered loans of $8.0 million for the first quarter of 2014. This compares to a provision for loan losses of $6.3 million for the fourth quarter of 2013 and a reversal of provision for loan losses of $762 thousand for the first quarter of 2013. The increase in the provision for loan losses for non-covered loans compared to the prior quarter is primarily due to the organic growth in the loan portfolio, as the acquired loans were recorded at fair value at acquisition close. During the first quarter 2014, there were net charge-offs on non-covered loans of $4.1 million, an increase from net recoveries of $1.3 million in the fourth quarter of 2013 and net charge-offs of $540 thousand in the first quarter of 2013.

Nonaccrual loans, excluding covered loans, totaled $132.5 million or 0.67% of total loans at March 31, 2014, an increase from 0.62% of total loans at December 31, 2013 and a decrease from 0.83% of total loans at March 31, 2013. The nonperforming assets to total assets ratio remained low at 0.59% as of March 31, 2014, compared to 0.53% as of December 31, 2013, and 0.69% as of March 31, 2013. The increase in nonaccrual loans and nonperforming assets as compared to December 31, 2013 was largely due to the impact of nonperfoming assets acquired from MetroCorp.

The allowance for non-covered loan losses was $245.6 million or 1.42% of non-covered loans receivable at March 31, 2014. This compares to an allowance for non-covered loan losses of $241.9 million or 1.54% of non-covered loans at December 31, 2013 and $228.8 million or 1.85% of non-covered loans at March 31, 2013.

The Company recorded a provision for unfunded commitments and letters of credit of $215 thousand for the first quarter 2014. The allowance for unfunded commitments and letters of credit was $11.5 million as of March 31, 2014. This compares to an allowance for unfunded commitments and letters of credit of $11.3 million and $8.7 million for the fourth quarter of 2013 and first quarter of 2013, respectively.

Covered Loans

During the first quarter the Company recorded a reversal of provision for loan losses on covered loans of $1.0 million. As these loans are covered under loss-sharing agreements with the FDIC, for any charge-offs, the Company records income of 80% of the charge-off amount in noninterest income as a net increase in the FDIC receivable, resulting in a net impact to earnings of 20% of the charge-off amount. For all recoveries the Company also shares 80% of the amount recovered with the FDIC.

Capital Strength

(Dollars in millions)
		Well Capitalized Regulatory	Total Excess Above Well Capitalized
	March 31, 2014	Requirement	Requirement

Tier 1 leverage capital ratio	8.5%	5.00%	$912
Tier 1 risk-based capital ratio	11.2%	6.00%	1,024
Total risk-based capital ratio	13.0%	10.00%	595
Tangible equity to tangible assets ratio	7.9%	N/A	N/A
Tangible equity to risk weighted assets ratio	10.7%	N/A	N/A

Our capital ratios remain very strong. As of March 31, 2014, our Tier 1 leverage capital ratio totaled 8.5%, our Tier 1 risk-based capital ratio totaled 11.2% and our total risk-based capital ratio totaled 13.0%.

The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders.

Dividend Payout and Capital Actions

East West’s Board of Directors has declared second quarter dividends for the common stock. The common stock cash dividend of $0.18 is payable on or about May 19, 2014 to shareholders of record on May 2, 2014.

Conference Call

East West will host a conference call to discuss first quarter 2014 earnings with the public on Thursday, April 17, 2014 at 8:30 a.m. PDT/11:30 a.m. EDT. The public and investment community are invited to listen as management discusses first quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Calls within the US – (888) 317-6016; Calls within Canada – (855) 669-9657; International calls – (412) 317-6016. A listen-only live broadcast of the call also will be available on the investor relations page of the Company's website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $27.4 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Nevada, New York, Massachusetts, Texas and Washington.  In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Chongqing, Shenzhen, Taipei and Xiamen. Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic, political or industry conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; our ability to manage the loan portfolios acquired from FDIC-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets, reserve requirements, and charge-offs; the effect of changes in laws, regulations, and accounting standards, and related costs of these changes;  inflation, interest rate, securities market and monetary fluctuations; changes in the competitive environment among financial and bank holding companies and other financial service providers; changes in our organization, management; the adequacy of our enterprise risk management framework; the ability to manage our growth and the effect of acquisitions we may make and the integration of acquired businesses and branching efforts; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the discussion of risk factors within that document. Additional risks and uncertainties relating to the MetroCorp acquisition include, but are not limited to:  the ability to successfully integrate the two institutions and achieve expected synergies and operating efficiencies on the expected timeframe. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, East West’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  East West assumes no obligation to update such forward-looking statements.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	March 31, 2014	December 31, 2013	March 31, 2013
Assets
Cash and cash equivalents	$1,884,855	$895,820	$1,736,865
Short-term investments	323,266	257,473	379,029
Securities purchased under resale agreements	1,200,000	1,300,000	1,400,000
Investment securities	2,474,744	2,733,797	2,588,993
Loans receivable, excluding covered loans (net of allowance for loan
losses of $245,618, $241,930 and $228,796)	17,630,797	15,617,685	12,346,538
Covered loans (net of allowance for loan losses of $6,518, $7,745
and $10,110)	2,028,806	2,187,898	2,752,269
Total loans receivable, net	19,659,603	17,805,583	15,098,807
Federal Home Loan Bank and Federal Reserve Bank stock	102,480	110,663	144,831
FDIC indemnification asset	27,552	74,708	276,834
Other real estate owned, net	28,421	18,900	32,324
Other real estate owned covered, net	30,610	21,373	28,567
Premiums on deposits acquired, net	53,013	46,920	53,875
Goodwill	458,467	337,438	337,438
Other assets	1,158,015	1,127,393	1,024,392
Total assets	$27,401,026	$24,730,068	$23,101,955

Liabilities and Stockholders' Equity
Deposits	$22,828,057	$20,412,918	$18,935,702
Federal Home Loan Bank advances	315,620	315,092	313,494
Securities sold under repurchase agreements	1,005,316	995,000	995,000
Long-term debt	240,675	226,868	137,178
Accrued expenses and other liabilities	387,138	415,965	377,462
Total liabilities	24,776,806	22,365,843	20,758,836
Stockholders' equity	2,624,220	2,364,225	2,343,119
Total liabilities and stockholders' equity	$27,401,026	$24,730,068	$23,101,955
Book value per common share	$18.30	$17.18	$16.55
Tangible book value per common share	$14.72	$14.37	$13.66
Number of common shares at period end	143,368	137,631	136,578

EAST WEST BANCORP, INC.
TOTAL LOANS AND DEPOSIT DETAIL
(In thousands)
(unaudited)

AS OF MARCH 31, 2014
	Non-covered (1)	Covered (1)	Total loans receivable
Loans receivable
Real estate - single family	$3,238,298	$258,629	$3,496,927
Real estate - multifamily	1,111,188	347,127	1,458,315
Real estate - commercial	5,118,377	912,977	6,032,757
Real estate - land and construction	401,543	80,710	482,253
Commercial	6,201,083	370,870	6,570,550
Consumer	1,237,922	65,011	1,302,933
Total loans receivable, excluding loans held for sale	17,308,411	2,035,324	19,343,735
Loans held for sale	577,353	—	577,353
Total loans receivable	17,885,764	2,035,324	19,921,088
Unearned fees, premiums and discounts	(9,349)	—	(9,349)
Allowance for loan losses	(245,618)	(6,518)	(252,136)
Net loans receivable	$17,630,797	$2,028,806	$19,659,603

	March 31, 2014	December 31, 2013	March 31, 2013
Loans receivable
Real estate - single family	$3,238,298	$3,192,875	$2,334,913
Real estate - multifamily	1,111,188	992,434	919,220
Real estate - commercial	5,118,377	4,301,030	3,754,434
Real estate - land and construction	401,543	284,047	241,878
Commercial	6,201,083	5,360,193	4,280,789
Consumer	1,237,922	1,547,738	843,794
Total non-covered loans receivable, excluding loans held for sale	17,308,411	15,678,317	12,375,028
Loans held for sale	577,353	204,970	226,635
Covered loans, net of discount	2,035,324	2,195,643	2,762,379
Total loans receivable	19,921,088	18,078,930	15,364,042
Unearned fees, premiums and discounts	(9,349)	(23,672)	(26,329)
Allowance for loan losses on non-covered loans	(245,618)	(241,930)	(228,796)
Allowance for loan losses on covered loans	(6,518)	(7,745)	(10,110)
Net loans receivable	$19,659,603	$17,805,583	$15,098,807

Deposits
Noninterest-bearing demand	$6,636,874	$5,821,899	$4,838,523
Interest-bearing checking	2,028,134	1,749,479	1,443,546
Money market	5,853,467	5,383,759	5,184,111
Savings	1,926,289	1,633,433	1,434,896
Total core deposits	16,444,764	14,588,570	12,901,076
Time deposits	6,383,293	5,824,348	6,034,626
Total deposits	$22,828,057	$20,412,918	$18,935,702

(1) Loans net of ASC 310-30 discount.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended

	March 31, 2014	December 31, 2013	March 31, 2013

Interest and dividend income	$286,173	$293,203	$238,423
Interest expense	(28,207)	(28,195)	(29,132)
Net interest income before provision for loan losses	257,966	265,008	209,291
(Provision for) reversal of loan losses, excluding covered loans	(7,954)	(6,286)	762
Reversal of (provision for) loan losses on covered loans	1,021	820	(5,089)
Net interest income after provision for loan losses	251,033	259,542	204,964
Noninterest loss	(14,916)	(36,594)	(2,099)
Noninterest expense	(124,427)	(124,384)	(96,355)
Income before provision for income taxes	111,690	98,564	106,510
Provision for income taxes	34,949	22,782	34,419
Net income	76,741	75,782	72,091
Preferred stock dividend	—	—	(1,714)
Net income available to common stockholders	$76,741	$75,782	$70,377
Net income per share, basic	$0.54	$0.55	$0.51
Net income per share, diluted	$0.54	$0.55	$0.50
Shares used to compute per share net income:
- Basic	141,962	137,157	137,648
- Diluted	142,632	137,688	143,519

	Quarter Ended

	March 31, 2014	December 31, 2013	March 31, 2013
Noninterest loss:
Branch fees	$9,446	$8,140	$7,654
Decrease in FDIC indemnification asset and FDIC receivable	(53,634)	(74,325)	(31,899)
Net gain on sales of loans	6,196	4,065	94
Letters of credit fees and foreign exchange income	6,856	9,746	7,398
Net gain on sales of investment securities	3,418	83	5,577
Net gain on sale of fixed assets	180	176	124
Ancillary loan fees	2,472	2,557	2,052
Other operating income	10,150	12,964	6,901
Total noninterest loss	$(14,916)	$(36,594)	$(2,099)

Noninterest expense:
Compensation and employee benefits	$59,277	$46,667	$45,731
Occupancy and equipment expense	15,851	14,430	13,808
Loan related expenses	2,575	2,611	3,584
Other real estate owned expense (gain on sale)	1,334	887	(984)
Deposit insurance premiums and regulatory assessments	5,702	4,702	3,782
Legal expense	3,799	12,806	4,444
Amortization of premiums on deposits acquired	2,500	2,234	2,409
Data processing	8,200	2,299	2,437
Consulting expense	1,049	3,725	454
Amortization of investments in affordable housing partnerships and other investments	5,964	13,228	4,283
Other operating expense	18,176	20,795	16,407
Total noninterest expense	$124,427	$124,384	$96,355

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended

	March 31, 2014	December 31, 2013	March 31, 2013
Loans receivable
Real estate - single family	$3,230,976	$3,141,472	$2,255,091
Real estate - multifamily	1,056,092	989,789	895,202
Real estate - commercial	4,958,490	4,183,311	3,663,328
Real estate - land and construction	367,661	259,497	245,928
Commercial	5,771,525	5,014,530	4,206,571
Consumer	1,853,060	1,691,334	961,813
Total loans receivable, excluding covered loans	17,237,804	15,279,933	12,227,933
Covered loans	2,095,390	2,262,218	2,844,992
Total loans receivable	19,333,194	17,542,151	15,072,925
Investment securities	2,582,819	2,937,089	2,632,823
Earning assets	24,541,104	23,082,437	20,695,793
Total assets	26,330,186	24,762,814	22,576,638

Deposits
Noninterest-bearing demand	$6,121,649	$5,922,881	$4,479,746
Interest-bearing checking	1,838,201	1,656,002	1,285,270
Money market	5,614,120	5,417,034	5,118,495
Savings	1,734,364	1,651,067	1,423,090
Total core deposits	15,308,334	14,646,984	12,306,601
Time deposits	6,263,607	5,870,512	6,068,759
Total deposits	21,571,941	20,517,496	18,375,360
Interest-bearing liabilities	17,155,357	16,116,152	15,341,224
Stockholders' equity	2,582,724	2,376,013	2,376,260

Selected Ratios	Quarter Ended

	March 31, 2014	December 31, 2013	March 31, 2013
For The Period
Return on average assets	1.18%	1.21%	1.30%
Return on average common equity	12.05%	12.65%	12.45%
Interest rate spread	4.06%	4.35%	3.90%
Net interest margin	4.26%	4.55%	4.10%
Yield on earning assets	4.73%	5.04%	4.67%
Cost of deposits	0.30%	0.31%	0.37%
Cost of funds	0.49%	0.51%	0.60%
Noninterest expense/average assets (1)	1.62%	1.75%	1.61%
Efficiency ratio (2)	43.36%	47.69%	43.28%

(1)
Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other investments, and integration and merger related expenses.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other investments, and integration and merger related expenses, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	March 31, 2014			March 31, 2013
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,170,313	$5,602	1.94%	$1,206,840	$4,276	1.44%
Securities purchased under resale agreements	1,341,668	4,853	1.47%	1,628,611	5,529	1.38%
Investment securities available-for-sale	2,582,819	12,276	1.93%	2,632,823	10,210	1.57%
Loans receivable	17,237,804	180,909	4.26%	12,227,933	130,968	4.34%
Loans receivable - covered	2,095,390	80,662	15.61%	2,844,992	86,191	12.29%
Federal Home Loan Bank and Federal Reserve Bank stock	113,110	1,871	6.71%	154,594	1,249	3.28%
Total interest-earning assets	24,541,104	286,173	4.73%	20,695,793	238,423	4.67%

Noninterest-earning assets:
Cash and cash equivalents	311,267			352,010
Allowance for loan losses	(255,759)			(236,287)
Other assets	1,733,574			1,765,122
Total assets	$26,330,186			$22,576,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$1,838,201	$981	0.22%	$1,285,270	$891	0.28%
Money market accounts	5,614,120	3,700	0.27%	5,118,495	4,086	0.32%
Savings deposits	1,734,364	708	0.17%	1,423,090	793	0.23%
Time deposits	6,263,607	10,493	0.68%	6,068,759	11,084	0.74%
Federal funds purchased and other borrowings	93	—	—	279	—	—
Federal Home Loan Bank advances	451,884	1,045	0.94%	313,153	1,039	1.35%
Securities sold under repurchase agreements	1,009,062	10,078	4.05%	995,000	10,529	4.29%
Long-term debt	244,026	1,202	2.00%	137,178	710	2.10%
Total interest-bearing liabilities	17,155,357	28,207	0.67%	15,341,224	29,132	0.77%

Noninterest-bearing liabilities:
Demand deposits	6,121,649			4,479,746
Other liabilities	470,456			379,408
Stockholders' equity	2,582,724			2,376,260
Total liabilities and stockholders' equity	$26,330,186			$22,576,638

Interest rate spread			4.06%			3.90%

Net interest income and net interest margin		$257,966	4.26%		$209,291	4.10%

Net interest income and net interest margin, adjusted (2)		$208,965	3.45%		$184,619	3.62%

(1)	Annualized.
(2)
Amounts considering the net impact of covered loan activity and amortization of the FDIC indemnification asset of $49.0 million and $24.7 million for the three months ended March 31, 2014 and 2013, respectively.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)

	Quarter Ended
	3/31/2014	12/31/2013	3/31/2013
NON-COVERED LOANS
Allowance for non-covered loans, beginning of period	$241,930	$234,236	$229,382
Provision allocation for unfunded loan commitments and letters of credit	(215)	140	716
Provision for (reversal of) loan losses, excluding covered loans	7,954	6,286	(762)

Net Charge-offs/(Recoveries):
Real estate - single family	(22)	(5)	(389)
Real estate - multifamily	168	802	(68)
Real estate - commercial	(204)	735	561
Real estate - land and construction	(305)	(2,893)	155
Commercial	4,414	(1,072)	730
Consumer	—	1,165	(449)
Total net charge-offs (recoveries)	4,051	(1,268)	540
Allowance for non-covered loans, end of period	$245,618	$241,930	$228,796

COVERED LOANS
Allowance for covered loans not accounted under ASC 310-30, beginning of period (1)	$5,476	$6,328	$5,153
(Reversal of) provision for loan losses on covered loans not accounted under ASC 310-30	(954)	(752)	3,097

Net Charge-offs:
Commercial	206	100	132
Total net charge-offs	206	100	132
Allowance for covered loans not accounted under ASC 310-30, end of period (1)	$4,316	$5,476	$8,118

Allowance for covered loans accounted under ASC 310-30, beginning of period (2)	$2,269	$2,337	$—
(Reversal of) provision for loan losses on covered loans accounted under ASC 310-30	(67)	(68)	1,992
Allowance for covered loans accounted under ASC 310-30, end of period (2)	$2,202	$2,269	$1,992
Total allowance for covered loans, end of period	$6,518	$7,745	$10,110

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT
Allowance balance, beginning of period	$11,282	$11,469	$9,437
Provision for (reversal of) unfunded loan commitments and letters of credit	215	(140)	(716)
Total charge-offs	—	(47)	—
Allowance balance, end of period	$11,497	$11,282	$8,721
GRAND TOTAL, END OF PERIOD	$263,633	$260,957	$247,627

(1)
This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates of WFIB and UCB and, therefore, are covered under the shared-loss agreements with the FDIC but are not accounted for under ASC 310-30. Allowance on these subsequent drawdowns is accounted for as part of the allowance for loan losses.

(2)	This allowance is related to loans covered under the shared-loss agreements with the FDIC, accounted under ASC 310-30.

EAST WEST BANCORP, INC.
QUARTERLY CREDIT QUALITY ANALYSIS
(In thousands)
(unaudited)

Non-Performing Assets, Excluding Covered Assets
	3/31/2014	12/31/2013	3/31/2013
Nonaccrual Loan Type
Real estate - single family	$14,068	$11,218	$9,594
Real estate - multifamily	22,690	27,633	14,554
Real estate - commercial	47,756	36,473	19,251
Real estate - land and construction	17,926	10,376	31,670
Commercial	27,075	22,832	50,749
Consumer	3,011	3,119	1,345
Total non-covered nonaccrual loans	$132,526	$111,651	$127,163
Other real estate owned, net	28,421	18,900	32,324
Total non-performing assets, excluding covered assets	$160,947	$130,551	$159,487

Nonperforming assets to total assets (1)	0.59%	0.53%	0.69%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	1.42%	1.54%	1.85%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	1.49%	1.62%	1.92%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	185.34%	216.68%	179.92%
Nonaccrual loans to total loans (2)	0.67%	0.62%	0.83%
Net charge-offs (recoveries) on non-covered loans to average total non-covered loans (3)	0.10%	-0.03%	0.02%

(1) Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2) Nonaccrual loans excludes covered loans. Total loans includes covered loans.
(3) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
March 31, 2014
Stockholders' equity	$2,624,220
Less:
Goodwill and other intangible assets	(513,451)
Tangible equity	$2,110,769

Risk-weighted assets	19,688,047

Tangible equity to risk-weighted assets ratio	10.7%

As of
March 31, 2014
Total assets	$27,401,026
Less:
Goodwill and other intangible assets	(513,451)
Tangible assets	$26,887,575

Tangible equity to tangible assets ratio	7.9%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Net income per diluted share excluding integration and merger related expenses is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These integration and merger expenses are non-core in nature. The Company believes that presenting net income per diluted share excluding integration and merger related expenses provides more clarity to the users of financial statements and assists in the comparison with prior periods.

	Quarter Ended
	March 31, 2014	December 31, 2013	March 31, 2013

Net income per diluted share	$0.54	$0.55	$0.50

Integration and merger related expenses, net of tax	$6,134	$—	$—
Shares used to compute diluted earnings per share	142,632	137,688	143,519
Integration and merger related expenses per diluted share	$0.04	$—	$—

Net income per diluted share excluding integration and merger related expenses	$0.58	$0.55	$0.50

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Noninterest expense excluding reimbursable amounts and integration and merger related expenses is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. The Company believes that presenting noninterest expense excluding reimbursable amounts and integration and merger related expenses provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

	Quarter Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Total noninterest expense	$124,427	$124,384	$96,355
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount) (1)	2,015	1,331	(61)
Integration and merger related expenses	10,576	—	—
Noninterest expense excluding reimbursable amounts and integration and merger related expenses	$111,836	$123,053	$96,416

(1)	Pursuant to the shared-loss agreements, the FDIC reimburses the Company 80% of eligible losses with respect to covered assets. The FDIC also shares in 80% of the recoveries or gains with respect to covered assets. During the three months ended March 31, 2013, the Company had a net $61 thousand payable to the FDIC, mainly due to a net gain on sale of OREOs.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The efficiency ratio represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other investments, and integration and merger related expenses, divided by the aggregate of net interest income before provision for loan losses and noninterest income (loss), excluding items that are non-recurring in nature.  As such, the Company believes that presenting the efficiency ratio provides additional clarity to the users of financial statements regarding the comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Total noninterest expense	$124,427	$124,384	$96,355
Less:
Integration and merger related expenses	(10,576)	—	—
Amortization of premiums on deposits acquired	(2,500)	(2,234)	(2,409)
Amortization of investments in affordable housing partnerships and other investments	(5,964)	(13,228)	(4,283)
Noninterest expense, as adjusted	$105,387	$108,922	$89,663

Net interest income before provision for loan losses	$257,966	$265,008	$209,291
Noninterest loss	(14,916)	(36,594)	(2,099)
Net interest income and noninterest loss	$243,050	$228,414	$207,192

Efficiency Ratio	43.36%	47.69%	43.28%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans considering such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended March 31, 2014
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$2,095,390	$80,662	15.61%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(49,001)
Covered loans considering net impact of covered loan activity and
amortization of the FDIC indemnification asset		$31,661	6.13%

	Quarter Ended March 31, 2013
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$2,844,992	$86,191	12.29%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(24,672)
Covered loans considering net impact of covered loan activity and
amortization of the FDIC indemnification asset		$61,519	8.77%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin considering such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended March 31, 2014
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$24,541,104	$286,173	4.73%
Net interest income and net interest margin		257,966	4.26%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(49,001)
Adjusted net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$208,965	3.45%

	Quarter Ended December 31, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$23,082,437	$293,203	5.04%
Net interest income and net interest margin		265,008	4.55%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(66,769)
Adjusted net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$198,239	3.41%

	Quarter Ended March 31, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$20,695,793	$238,423	4.67%
Net interest income and net interest margin		209,291	4.10%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(24,672)
Adjusted net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$184,619	3.62%

(1) Annualized.